EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, No. 333-61214, and No. 333-117850 on Form S-8 and No. 333-47909 on Form S-3 of our report dated February 23, 2006, relating to the financial statements of The McClatchy Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 25, 2005.

/s/    DELOITTE & TOUCHE LLP

Sacramento, California

February 23, 2006